[EXHIBIT 99.1]


Press Release                Source: American Busing Corporation
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American Busing Corporation Signs Letter of Intent to Acquire
King's Motorsports, Inc. (Chicago Cycle Center)
Friday February 27, 10:14 am ET

Acquisition to Double Company's Size

SALEM, Ohio, Feb. 27 /PRNewswire-FirstCall/ -- American Busing Corporation (OTC Bulletin Board: ABSC - News) today announced that it has signed a Letter of Intent to acquire privately held King's Motorsports, Inc. dba Chicago Cycle Center. Chicago Cycle Center is one of the largest retailers' in the Midwest of powersports equipment, including Honda, Yamaha, Suzuki and Ducati motorcycles and ATVs. If closed, the deal is expected to allow American Busing to expand into new markets, create economies of scale in purchasing, marketing and administration. Chicago Cycle Center had 2003 unaudited revenue of approximately $33 million.

"We believe this transaction will significantly expand our presence in key markets," said Greg Haehn, President of American Busing Corporation. "Chicago Cycle is recognized as a leader in powersports equipment, and will double the size of our Company. Although we have been a public company for only a short period of time, this transaction illustrates the opportunities for consolidating the industry. We will continue to selectively look for promising, established companies like Chicago Cycle as we expand into additional markets."
The closing of such proposed acquisition is subject to a number of conditions including, but not limited to, satisfactory due diligence by each of the parties.

American Busing Corporation, through its wholly owned subsidiary, W.W. Cycles dba Andrews Cycles, is a retail superstore with core brands that include Honda, Suzuki, Yamaha, and Kawasaki. The company's products and services consist primarily of the sale and servicing of new and used motorcycles, all-terrain vehicles ("ATV's"), scooters, and personal watercraft. In addition, the company sells parts and accessories, extended service contracts, aftermarket motorcycle products and maintenance and repair services. Andrews Cycles can be found on the web at http://www.andrewscycles.com/ .

The Private Securities Litigation Reform Act of 1995 provides a "safeharbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.